www.aviatnetworks.com

Aviat Networks Announces Fiscal 2020 Second Quarter and Six Months Financial Results

AUSTIN, TX, February 6, 2020 -- Aviat Networks, Inc. (NASDAQ: AVNW), (“Aviat Networks,” “Aviat,” or the “Company”), the leading expert in wireless transport solutions, today reported financial results for its fiscal 2020 second quarter and six months ended December 27, 2019.

Pete Smith, Aviat Networks’ President and Chief Executive Officer stated, “As we announced on January 22nd, our fiscal 2020 second quarter results were adversely impacted by a cyberattack at one of our contract manufacturing vendors, which constrained capacity by approximately three weeks and led to lower than expected results. However, the issue has been fully remediated, our competitive position continues to improve, and our outlook remains largely intact.”

Mr. Smith continued, “Through the first half of fiscal 2020, North America revenue is up over 17% and orders even more so given the momentum we have and continue to build. We are laser-focused on supporting our customers, creating new opportunities across multiple vertical segments and we believe market dynamics are becoming more favorable for our solutions. Internationally, we knew revenue would be impacted by the spending environment in Africa, which was the case, though we are anticipating an increase in orders in the second half of the year based on conversations with customers and a strong start to the fiscal 2020 third quarter. The APAC region is what really drove international revenue down year-over-year, though it’s important to note the strength we had in fiscal 2019, and the new 5G-related business that we have been awarded. This should favorably impact our results towards the end of fiscal 2020 and in the years that follow. For the full fiscal year, we still anticipate a modest decline in revenue, stronger gross margins, an increase in profitability, and ongoing improvements in our cash position and balance sheet. Even with the cyber attack’s impact on our first-half results, we believe we are in position to deliver $11 million to $12 million of Adjusted EBITDA.”

Fiscal 2020 Second Quarter and Six-Month Comparisons
The Company reported total revenues of $56.0 million for its fiscal 2020 second quarter, as compared to $65.1 million in the comparable fiscal 2019 period, a decrease of $9.1 million or 14%. North America revenue of $36.5 million declined by $0.8 million or 2.3%, as compared to $37.3 million in the fiscal 2019 second quarter, though North America bookings increased in the comparable second quarters. International revenue of $19.5 million declined by $8.2 million or 29.7%, as compared to $27.8 million in the comparable year-ago period. The decline in international revenue was anticipated given the current spending environment in Africa, as well as higher order volumes in the APAC region in the prior fiscal year period. The Company anticipates an improvement in both revenue and orders in these regions in the second half of fiscal 2020.

For the six months ended December 27, 2019, the Company reported total revenues of $114.6 million, as compared to $125.6 million in the comparable fiscal 2019 period. North America revenue of $76.2 million increased by $11.2 million or 17.1%, as compared to $65.1 million in the comparable fiscal 2019 period. International revenue of $38.4 million for the fiscal 2020 six-month period declined by $22.1 million or 36.6%, as compared to $60.5 million in the comparable fiscal 2019 period. Similar to the Company’s quarterly results comparisons, the primary drivers for the decline were higher sales in Africa and APAC in the fiscal 2019 period.

In the fiscal 2020 second quarter, the Company reported GAAP gross margin of 32.7% and non-GAAP gross margin of 32.8%. This compares to GAAP and non-GAAP gross margin of 34.6% in the comparable fiscal 2019 period, a decline of 190 basis points and 180 basis points, respectively.

For the six months ended December 27, 2019, the Company reported GAAP and non-GAAP gross margin of 35.7%. This compares to GAAP and non-GAAP gross margin of 32.2% in the comparable fiscal 2019 period, an improvement of 350 basis points.

GAAP total operating expenses for the fiscal 2020 second quarter were $19.8 million, as compared to $19.6 million in the comparable fiscal 2019 period, an increase of $0.2 million or 1.1%. Non-GAAP total operating expenses, excluding the impact of restructuring charges and share-based compensation, for the fiscal 2020 second quarter were $19.1 million, as compared to $19.2 million in the comparable fiscal 2019 period, a decrease of $0.1 million or 0.4%. Non-GAAP operating expenses decreased primarily due to a decline in research and development expenses, partially offset by higher selling and administrative expenses.

The Company reported GAAP total operating expenses for the fiscal 2020 six-month period of $40.9 million, as compared to $39.0 million in the comparable fiscal 2019 period, an increase of $1.8 million or 4.6%. On a non-GAAP basis, excluding the impact of restructuring charges and share-based compensation, total operating expenses for the fiscal 2020 six-month period were $38.6 million, as compared to $37.4 million in the fiscal 2019 period, an increase of $1.2 million or 3.1%. Non-GAAP operating expenses increased primarily due to employee-related expenses.

The Company reported a GAAP operating loss of $(1.5) million for the fiscal 2020 second quarter, as compared to GAAP operating income of $2.9 million in the comparable period in fiscal 2019. On a non-GAAP basis, the Company reported an operating loss of $(0.7) million, as compared to non-GAAP operating income of $3.4 million for the fiscal 2020 and fiscal 2019 second quarters, respectively.

For the fiscal 2020 six-month period, the Company reported break-even in GAAP operating income, as compared to $1.4 million in the comparable fiscal 2019 period. On a non-GAAP basis, the Company reported operating income of $2.4 million and $3.0 million for the six-month periods in fiscal 2020 and fiscal 2019, respectively.

The Company reported a GAAP net loss of $(1.7) million in the fiscal 2020 second quarter or a GAAP net loss per share of $(0.31). This compared to GAAP net income of $2.3 million or GAAP net income per share of $0.41 in the fiscal 2019 second quarter. On a non-GAAP basis, the Company reported a net loss of $(0.9) million or a non-GAAP net loss per share of $(0.17), as compared to non-GAAP net income of $3.1 million or non-GAAP net income per share of $0.54 in the comparable fiscal 2019 period.

The Company reported a GAAP net loss of $(1.6) million for the fiscal 2020 six-month period, or a GAAP net loss per share of $(0.30). This compared to GAAP net income of $1.6 million or GAAP net income per share of $0.28 in the comparable fiscal 2019 period. On a non-GAAP basis, the Company reported net income of $2.0 million or net income per share of $0.36, as compared to non-GAAP net income of $2.4 million or $0.43 per share in the comparable fiscal 2019 period.

Adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) for the fiscal 2020 second quarter was $0.4 million, as compared to Adjusted EBITDA of $4.5 million in the comparable fiscal 2019 period. For the six months ended December 27, 2019, the Company reported Adjusted EBITDA of $4.5 million, as compared to $5.4 million in the comparable fiscal 2019 period.

As discussed in the Company’s January 22, 2020 press release and in its Form 8-K on file with the Securities and Exchange Commission, capacity constraints caused by a cyberattack at one of the Company’s contract manufacturers, and higher sales commissions based on stronger than anticipated bookings, among other factors, had the most direct impact on non-GAAP operating income and Adjusted EBITDA in the fiscal 2020 second quarter.

The Company reported cash and cash equivalents as of December 27, 2019 of $38.1 million, as compared to $31.9 million as of June 28, 2019, an increase of $6.1 million. Sequentially, cash and cash equivalents increased by approximately $3.6 million, as compared to the fiscal 2020 first quarter ended September 27, 2019. The Company anticipates further increases in its cash position throughout fiscal 2020.

Conference Call Details
Aviat Networks will host a conference call at 4:30 p.m. Eastern Time (ET) today, February 6, 2020, to discuss its financial results for the fiscal 2020 second quarter. Speaking from management will be Pete Smith, President and Chief Executive Officer; Stan Gallagher, Chief Operating Officer and Principal Financial Officer; and Eric Chang, Senior Vice President and Principal Accounting Officer. Following management's remarks, there will be a question and answer period.

To listen to the live conference call, please dial toll-free (US/CAN) 866-465-7577 or toll-free (INTL) 786-815-8431, conference ID: 5856665. We ask that you dial-in approximately 10 minutes prior to the start time. Additionally, participants are invited to listen via webcast, which will be broadcasted live and via replay approximately two hours after the call is completed at http://investors.aviatnetworks.com/events-and-presentations/events.

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 including Aviat’s beliefs and expectations regarding business conditions, new product solutions, customer positioning, revenue, future orders, bookings, new contracts, cost structure, operating income, profitability in fiscal 2020, process improvements, realignment plans and review of strategic alternatives. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat and trends in revenue, and other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	continued price and margin erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders;

•	Aviat’s ability to meet financial covenant requirements which could impact, among other things, its liquidity;

•	the timing of Aviat’s receipt of payment for products or services from its customers;

•	Aviat’s ability to meet projected new product development dates or anticipated cost reductions of new products;

•	Aviat’s suppliers' inability to perform and deliver on time as a result of their financial condition, component shortages, or other supply chain constraints;

•	customer acceptance of new products;

•	the ability of Aviat’s subcontractors to timely perform;

•	continued weakness in the global economy affecting customer spending;

•	retention of Aviat’s key personnel;

•	Aviat’s ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	Aviat’s failure to protect its intellectual property rights or defend against intellectual property infringement claims by others;

•	the results of restructuring efforts;

•	the ability to preserve and use Aviat’s net operating loss carryforwards;

•	the effects of currency and interest rate risks;

•	the conduct of unethical business practices in developing countries;

•	the impact of political turmoil in countries where Aviat has significant business; and

•	Aviat’s ability to implement its stock repurchase program or that it will enhance long-term stockholder value.

For more information regarding the risks and uncertainties for Aviat’s business, see "Risk Factors" in Aviat’s Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on August 27, 2019 as well as other reports filed by Aviat with the SEC from time to time. Aviat undertakes no obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations:
Glenn Wiener / Tel: 212-786-6011 / Email: gwiener@GWCco.com

Table 1
AVIAT NETWORKS, INC.
Fiscal Year 2020 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018
Revenues:
Revenue from product sales	$34,152	$41,956	$70,746	$81,081
Revenue from services	21,845	23,132	43,865	44,511
Total revenues	55,997	65,088	114,611	125,592
Cost of revenues:
Cost of product sales	22,968	26,159	43,790	52,958
Cost of services	14,710	16,439	29,946	32,219
Total cost of revenues	37,678	42,598	73,736	85,177
Gross margin	18,319	22,490	40,875	40,415
Operating expenses:
Research and development expenses	4,978	5,316	10,194	10,253
Selling and administrative expenses	14,457	14,291	29,101	27,997
Restructuring charges	381	—	1,558	796
Total operating expenses	19,816	19,607	40,853	39,046
Operating (loss) income	(1,497)	2,883	22	1,369
Interest income	120	43	206	94
Interest expense	(1)	(76)	(4)	(81)
(Loss) income before income taxes	(1,378)	2,850	224	1,382
Provision for (benefit from) income taxes	293	540	1,841	(178)
Net (loss) income	$(1,671)	$2,310	$(1,617)	$1,560

Net (loss) income per share of common stock outstanding:
Basic	$(0.31)	$0.43	$(0.30)	$0.29
Diluted	$(0.31)	$0.41	$(0.30)	$0.28
Weighted-average shares outstanding:
Basic	5,427	5,397	5,387	5,382
Diluted	5,427	5,627	5,387	5,663

Table 2
AVIAT NETWORKS, INC.
Fiscal Year 2020 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 27, 2019	June 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$38,067	$31,946
Accounts receivable, net	44,387	51,937
Unbilled receivables	27,343	27,780
Inventories	13,300	8,573
Customer service inventories	1,174	936
Other current assets	6,055	4,825
Total current assets	130,326	125,997
Property, plant and equipment, net	17,800	17,255
Deferred income taxes	13,818	13,864
Right of use assets	5,592	—
Other assets	12,283	12,077
Total long-term assets	49,493	43,196
TOTAL ASSETS	$179,819	$169,193
LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$9,000	$9,000
Accounts payable	38,344	35,605
Accrued expenses	22,071	22,555
Short-term lease liabilities	3,310	—
Advance payments and unearned revenue	19,137	13,962
Restructuring liabilities	1,688	1,089
Total current liabilities	93,550	82,211
Unearned revenue	8,726	9,662
Long-term lease liabilities	2,590	—
Other long-term liabilities	610	820
Reserve for uncertain tax positions	5,062	3,606
Deferred income taxes	814	1,378
Total liabilities	111,352	97,677
Equity:
Preferred stock	—	—
Common stock	54	54
Additional paid-in-capital	813,867	815,196
Accumulated deficit	(732,615)	(730,998)
Accumulated other comprehensive loss	(12,839)	(12,736)
Total equity	68,467	71,516
TOTAL LIABILITIES AND EQUITY	$179,819	$169,193

AVIAT NETWORKS, INC.
Fiscal Year 2020 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of gross margin, research and development expenses, selling and administrative expenses, operating (loss) income, provision for or benefit from income taxes, net income, diluted net income per share, and adjusted income before interest, tax, depreciation and amortization (Adjusted EBITDA), adjusted to exclude certain costs, charges, gains and losses, as set forth below. We believe that these non-GAAP financial measures, when considered together with the GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. We also believe these non-GAAP measures enhance the ability of investors to analyze trends in our business and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follow.

Table 3
AVIAT NETWORKS, INC.
Fiscal Year 2020 Second Quarter Summary
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (1)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Six Months Ended
	December 27, 2019	% of Revenue	December 28, 2018	% of Revenue	December 27, 2019	% of Revenue	December 28, 2018	% of Revenue
	(In thousands, except percentages and per share amounts)
GAAP gross margin	$18,319	32.7%	$22,490	34.6%	$40,875	35.7%	$40,415	32.2%
WTM inventory write-down recovery	—		(2)		—		(90)
Share-based compensation	52		52		96		100
Non-GAAP gross margin	18,371	32.8%	22,540	34.6%	40,971	35.7%	40,425	32.2%

GAAP research and development expenses	$4,978	8.9%	$5,316	8.2%	$10,194	8.9%	$10,253	8.2%
Share-based compensation	(32)		(45)		(59)		(81)
Non-GAAP research and development expenses	4,946	8.8%	5,271	8.1%	10,135	8.8%	10,172	8.1%

GAAP selling and administrative expenses	$14,457	25.8%	$14,291	22.0%	$29,101	25.4%	$27,997	22.3%
Share-based compensation	(317)		(405)		(653)		(757)
Non-GAAP selling and administrative expenses	14,140	25.3%	13,886	21.3%	28,448	24.8%	27,240	21.7%

GAAP operating (loss) income	$(1,497)	(2.7)%	$2,883	4.4%	$22	—%	$1,369	1.1%
WTM inventory write-down recovery	—		(2)		—		(90)
Share-based compensation	401		502		808		938
Restructuring charges	381		—		1,558		796
Non-GAAP operating (loss) income	(715)	(1.3)%	3,383	5.2%	2,388	2.1%	3,013	2.4%

GAAP income tax provision (benefit)	$293	0.5%	$540	0.8%	$1,841	1.6%	$(178)	(0.1)%
Tax receivable from Department of Federal Revenue of Brazil	—		—		—		1,646
Adjustment to reflect pro forma tax rate	7		(240)		(1,241)		(868)
Non-GAAP income tax provision	300	0.5%	300	0.5%	600	0.5%	600	0.5%

	Three Months Ended				Six Months Ended
	December 27, 2019	% of Revenue	December 28, 2018	% of Revenue	December 27, 2019	% of Revenue	December 28, 2018	% of Revenue
	(In thousands, except percentages and per share amounts)
GAAP net (loss) income	$(1,671)	(3.0)%	$2,310	3.5%	$(1,617)	(1.4)%	$1,560	1.2%
Share-based compensation	401		502		808		938
Restructuring charges	381		—		1,558		796
WTM inventory write-down recovery	—		(2)		—		(90)
Tax receivable from Department of Federal Revenue of Brazil	—		—		—		(1,646)
Adjustment to reflect pro forma tax rate	(7)		240		1,241		868
Non-GAAP net (loss) income	$(896)	(1.6)%	$3,050	4.7%	$1,990	1.7%	$2,426	1.9%

Diluted net (loss) income per share:
GAAP	$(0.31)		$0.41		$(0.30)		$0.28
Non-GAAP	$(0.17)		$0.54		$0.36		$0.43

Shares used in computing diluted net (loss) income per share
GAAP	5,427		5,627		5,387		5,663
Non-GAAP	5,427		5,627		5,488		5,663

Adjusted EBITDA:
GAAP net (loss) income	$(1,671)	(3.0)%	$2,310	3.5%	$(1,617)	(1.4)%	$1,560	1.2%
Depreciation and amortization of property, plant and equipment	1,077		1,096		2,115		2,384
Interest (income) expense	(119)		33		(202)		(13)
Share-based compensation	401		502		808		938
Restructuring charges	381		—		1,558		796
WTM inventory write-down recovery	—		(2)		—		(90)
Provision for (benefit from) for income taxes	293		540		1,841		(178)
Adjusted EBITDA	$362	0.6%	$4,479	6.9%	$4,503	3.9%	$5,397	4.3%
_____________________________________________________

(1)
The adjustments above reconcile our GAAP financial results to the non-GAAP financial measures used by us. Our non-GAAP net (loss) income excluded share-based compensation, and other non-recurring charges (recovery). Adjusted EBITDA was determined by excluding depreciation and amortization on property, plant and equipment, interest, provision for or benefit from income taxes, and non-GAAP pre-tax adjustments, as set forth above, from the GAAP net (loss) income. We believe that the presentation of these non-GAAP items provides meaningful supplemental information to investors, when viewed in conjunction with, and not in lieu of, our GAAP results. However, the non-GAAP financial measures have not been prepared under a comprehensive set of accounting rules or principles. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP financial measures.

Table 4
AVIAT NETWORKS, INC.
Fiscal Year 2020 Second Quarter Summary
SUPPLEMENTAL SCHEDULE OF REVENUE BY GEOGRAPHICAL AREA
(Unaudited)

	Three Months Ended		Six Months Ended
	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018
	(In thousands)
North America	$36,472	$37,316	$76,239	$65,079
International:
Africa and the Middle East	8,856	13,832	19,449	27,979
Europe and Russia	2,418	3,233	5,825	6,945
Latin America and Asia Pacific	8,251	10,707	13,098	25,589
	19,525	27,772	38,372	60,513
Total revenue	$55,997	$65,088	$114,611	$125,592